Exhibit 10.2

SECURED PROMISSORY NOTE

$400,000	November 27, 2006
New York, New York

For value received CRYSTAL INTERNATIONAL TRAVEL GROUP, INC., a Delaware corporation (the “Company”), unconditionally promises to pay to the order of or its assigns (the “Holder”) the principal sum of $400,000, in lawful currency of the United States of America, together with interest thereon at the rate of twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed in a 365 day year.  Interest shall accrue commencing on the date hereof and shall continue to accrue until this Note is paid in full.  If, at any time, any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal amount of this Note.  Additionally, the Company shall pay to the Holder a one percent (1%) loan origination fee on the date this Note is issued.

1.                                      Payment; Maturity; Default Interest

(a)                                  This Secured Promissory Note (the “Note”) is issued as part of a series of similar Secured Promissory Notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Secured Note and Warrant Purchase Agreement, dated as of November 27, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the “Purchase Agreement”), to the persons listed on the Schedule of Purchasers thereto (the “Purchasers”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement and in the Security Agreement (as defined below).

(b)                                  Payment of the full principal amount of this Note and accrued, but unpaid interest thereon, and all other fees and expenses due to Holder is secured by the Collateral identified and described as security therefor in that certain Security Agreement dated as of even date herewith and executed by the Company in favor of the Agent for the ratable benefit of Holder and the holders of the other Notes (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”).

(c)                                  On May 31 2007 (the “Demand Date”), the outstanding principal amount of this Note and all other Notes, together with any then unpaid and accrued interest thereon, is immediately due and payable, together with all other amounts payable hereunder.

(d)                                  All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all holders of the Notes.  All payments shall be applied first to accrued interest, and thereafter to principal.  If any payments on this Note become due on a Saturday, Sunday, or a public holiday, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

2.                                      Default; Remedies

(a)                                  The occurrence of any Event of Default in Section 6.1 of the Purchase Agreement shall be an Event of Default hereunder.

(b)                                  Upon the occurrence and during the continuance of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon, and all other amounts owing hereunder shall, at the option of the Holder, and, upon the occurrence of any Event of a Default pursuant to Sections 6.1(c) or (d) of the Purchase Agreement, automatically, be immediately due, payable and collectible by Holder pursuant to applicable law, subject to Section 7 of the Purchase Agreement.

(c)                                  Upon the occurrence of an Event of Default, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

(d)                                  Upon the occurrence of an Event of Default the rate of interest payable under the terms of this note shall be increased to fifteen percent (15%) per annum, computed on the basis of the actual number of days elapsed in a 365 day year, until such Event of Default has been cured.

3.                                      Prepayment.  This Note may not be prepaid in whole or in part.

4.                                      Waiver; Payment of Fees and Expenses.  The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.

5.                                      Cumulative Remedies.  Holder’s rights and remedies under this Note and the other Loan Documents shall be cumulative.  Holder shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law or in equity.  No exercise by Holder of one right or remedy shall be deemed an election, and no waiver of any Event of Default shall be deemed a continuing waiver.

6.                                      Miscellaneous.

(a)                                  Governing Law.  The terms of this Note shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York and to be performed entirely within the State of New York.

(b)                                  Successors and Assigns; Assignment.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  The Company may not assign this Note or delegate any of its obligations hereunder without the written consent of the Holder.  Holder may assign this Note and its rights hereunder at any time without the consent of the Company subject to the limitations on disposition contained in Section 4 of the Purchase Agreement.

(c)                                  Transfer of Notes.  This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new Note for like principal amount will be issued to, and registered in the name of, the transferee, dated so that there will be no gain or loss of interest on such surrendered Note and otherwise of like tenor.  Interest and principal are payable only to the registered holder of the Note.

(d)                                  Titles and Subtitles.  The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(e)                                  Notices.  All notices required or permitted hereunder shall be in writing and shall be given in the manner and to the addresses set forth in the Purchase Agreement.

(f)                                    Modification; Waiver.  No modification or waiver of any provision of this Note or consent to the departure therefrom shall be effective without the written consent of the Company and the Holder, and then it shall be effective only in the specific instance and for the specific purpose for which it was given.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

By:
Name: Fabrizzio Busso-Campana
Title: Chief Executive Officer

Acknowledged and Agreed to by Holder:

By:
Name:
Title: